UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 14, 2006

Hillenbrand Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	1-6651	35-1160484
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1069 State Route 46 East, Batesville, Indiana		47006-8835
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(812) 934-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Hillenbrand Industries, Inc. and its Hill-Rom, Inc. and Hill-Rom Company, Inc. subsidiaries announced on June 14, 2006, that the United States District Court for the District of South Carolina granted final approval of the definitive settlement agreement entered into with Spartanburg Regional Healthcare System and its attorneys. The agreement ends the antitrust class action litigation brought by Spartanburg against Hillenbrand and Hill-Rom. All significant provisions of this agreement have been previously disclosed. The original cost of the settlement, $337.5 million, was reduced by almost $21.2 million to approximately $316.3 million. The reduction in the settlement amount reflects the portion attributable to customers who opted out of the settlement. The original settlement cost, along with estimates of certain legal and other costs to complete the settlement, was fully accrued by Hillenbrand in the fourth quarter of its 2005 fiscal year, which ended September 30, 2005.

The settlement is expected to resolve all of the plaintiffs' claims and those of all class member U.S. and Canadian purchasers or renters of Hill-Rom products from 1990 through the date of the agreement. In March 2006, after receipt of preliminary approval of the settlement agreement, $50 million was paid into escrow. The company anticipates it will fund the balance due of approximately $266 million by mid August. The settlement is further described in the press release filed as Exhibit 99 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99 Press release dated June 14, 2006 issued by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hillenbrand Industries, Inc.

June 15, 2006	By:	Gregory N. Miller

Name: Gregory N. Miller
Title: Senior Vice President and Chief Financial Officer

Hillenbrand Industries, Inc.

June 15, 2006	By:	Richard G. Keller

Name: Richard G. Keller
Title: Vice President - Controller and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99	Press release dated June 14, 2006 issued by the Company.